Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of September 30, 2004

ARCH CAPITAL GROUP LTD. REPORTS 2004 THIRD QUARTER RESULTS

HAMILTON, BERMUDA, October 28, 2004 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income for the 2004 third quarter was $18.0 million, or $0.25 per share, compared to $82.6 million, or $1.22 per share, for the 2003 third quarter, and $209.8 million, or $2.91 per share, for the nine months ended September 30, 2004, compared to $196.9 million, or $2.91 per share, for the nine months ended September 30, 2003. The Company’s diluted book value per share increased by 15.7% to $29.53 at September 30, 2004 from $25.52 at December 31, 2003 (see “Calculation of Book Value Per Share” in the Supplemental Financial Information section of this release). Gross premiums written were $927.7 million for the 2004 third quarter, compared to $928.2 million for the 2003 third quarter, and $2.75 billion for the nine months ended September 30, 2004, compared to $2.46 billion for the nine months ended September 30, 2003. The Company’s combined ratio was 103.4% for the 2004 third quarter, compared to 89.8% for the 2003 third quarter, and 93.6% for the nine months ended September 30, 2004, compared to 90.2% for the nine months ended September 30, 2003. All per share amounts discussed in this release are on a diluted basis.

The Company also reported after-tax operating income of $9.1 million, or $0.12 per share, for the 2004 third quarter, compared to $70.2 million, or $1.04 per share, for the 2003 third quarter, and $202.8 million, or $2.81 per share, for the nine months ended September 30, 2004, compared to $178.6 million, or $2.64 per share, for the nine months ended September 30, 2003. The Company’s after-tax operating income represented a 14.1% annualized return on average equity for the nine months ended September 30, 2004, compared to 15.6% for the nine months ended September 30, 2003. Operating income, a non-GAAP measure, is defined as net income or loss before extraordinary items, excluding net realized gains or losses, net foreign exchange gains or losses, other income or loss, reversal of deferred tax asset valuation allowances and non-cash compensation, net of income taxes. See page 6 for a further discussion of operating income and Regulation G.

In the 2004 third quarter, the Company recorded net losses related to Hurricanes Charley, Frances, Ivan and Jeanne and Typhoon Songda, after reinsurance and after-tax, of approximately $144.6 million, or $1.97 per share. The recorded loss amounts relating to these events were based on available information derived from modeling techniques, industry assessments of exposure and claims information obtained from the Company’s clients and brokers. To date, the Company has received relatively few claims advices from clients and brokers. The Company’s actual losses from these events may vary materially from the recorded net losses due to the inherent uncertainties in making such determinations resulting from several factors, including the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, as well as the high frequency of recent catastrophic events and the effects of any resultant demand surge on claims activity.

The following table summarizes the Company’s underwriting results:

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(U.S. dollars in thousands)	2004	2003	2004	2003

Gross premiums written	$927,658	$928,243	$2,753,769	$2,464,348
Net premiums written	743,229	774,167	2,304,463	2,111,032
Net premiums earned	735,408	608,956	2,166,633	1,522,263
Underwriting (loss) income	(23,766)	63,567	141,964	152,871

Combined ratio	103.4%	89.8%	93.6%	90.2%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of operating income to net income and related diluted per share results.

	(Unaudited)		(Unaudited)
(U.S. dollars in thousands,	Three Months Ended September 30,		Nine Months Ended September 30,
except per share data)	2004	2003	2004	2003

Operating income	$9,117	$70,193	$202,802	$178,613
Net realized gains	12,805	10,454	18,170	19,315
Net foreign exchange (losses) gains	(1,787)	3,708	(2,004)	6,519
Other income (loss)	62	355	(2,111)	1,707
Reversal of deferred tax asset valuation allowance	—	773	—	773
Non-cash compensation	(2,168)	(3,712)	(7,091)	(10,886)
Extraordinary gain – excess of fair value of acquired net assets over cost	—	816	—	816
Net income	$18,029	$82,587	$209,766	$196,857

Diluted per share results:
Operating income	$0.12	$1.04	$2.81	$2.64
Net realized gains	0.18	0.15	0.25	0.29
Net foreign exchange (losses) gains	(0.02)	0.05	(0.02)	0.10
Other income (loss)	0.00	0.01	(0.03)	0.02
Reversal of deferred tax asset valuation allowance	—	0.01	—	0.01
Non-cash compensation	(0.03)	(0.05)	(0.10)	(0.16)
Extraordinary gain – excess of fair value of acquired net assets over cost	—	0.01	—	0.01
Net income	$0.25	$1.22	$2.91	$2.91

Diluted average shares outstanding	73,547,450	67,774,722	72,090,798	67,539,330

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 76.4% and an underwriting expense ratio of 27.0% for the 2004 third quarter, compared to a loss ratio of 64.4% and an underwriting expense ratio of 25.4% for the 2003 third quarter. The combined ratio of the Company’s insurance and reinsurance subsidiaries for the nine months ended September 30, 2004 consisted of a loss ratio of 65.9% and an underwriting expense ratio of 27.7%, compared to a loss ratio of 64.8% and an underwriting expense ratio of 25.4% for the nine months ended September 30, 2003. The loss ratio of 65.9% for the nine months ended September 30, 2004 was comprised of

17.0 points of paid losses, 9.1 points related to reserves for reported losses and 39.8 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company primarily uses the expected loss method of reserving, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through September 30, 2004.

For a discussion of underwriting activities and a review of the Company’s results by operating division, see “Segment Information” in the Supplemental Financial Information section of this release.

Consolidated cash flow provided by operating activities for the 2004 third quarter was $509.1 million, compared to $478.2 million for the 2003 third quarter, and $1.35 billion for the nine months ended September 30, 2004, compared to $1.15 billion for the nine months ended September 30, 2003. Net investment income for the 2004 third quarter was $40.8 million, compared to $20.5 million for the 2003 third quarter, and $98.1 million for the nine months ended September 30, 2004, compared to $58.8 million for the nine months ended September 30, 2003. The growth in net investment income in the 2004 periods was primarily due to a significant increase in the Company’s invested assets, primarily resulting from cash flow provided by operating activities and the Company’s capital raising activities during the first half of 2004. In addition, our pre-tax and after-tax investment income yields (net of investment expenses), respectively, for the 2004 third quarter increased to 3.2% and 3.1%, from 2.8% and 2.5% for the 2003 third quarter. The Company’s investment portfolio mainly consists of high quality fixed income securities, which had an average Standard & Poor’s quality rating of “AA+” and an average duration of 3.7 years at September 30, 2004, compared to 3.6 years at June 30, 2004.

Interest expense was $6.3 million for the 2004 third quarter and $12.4 million for the nine months ended September 30, 2004. Such amounts primarily relate to the Company’s senior notes issued in May 2004.

The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The effective tax rates on income before extraordinary items and income taxes and pre-tax operating income were approximately 6.0% for the nine months ended September 30, 2004. For the nine months ended September 30, 2003, the effective tax rate on income before extraordinary items and income taxes, excluding the reversal of a $773,000 deferred tax asset valuation allowance, was 11.4% and the effective tax rate on pre-tax operating income was 11.5%. The reduction in the effective tax rates in the 2004 period resulted from a change in the relative mix of income reported by jurisdiction. The Company currently expects that its annual effective tax rate on pre-tax operating income for the year ended December 31, 2004 will be in the range of 5% to 8%.

Non-cash compensation expense for the 2004 third quarter was $2.3 million, compared to $3.9 million for the 2003 third quarter, and $7.7 million for the nine months ended September 30, 2004, compared to $11.7 million for the nine months ended September 30, 2003. Such non-cash compensation expense is currently expected to be approximately $1.5 million in the 2004 fourth quarter. These amounts primarily relate to the Company’s capital raising activities during 2001 and the new underwriting initiative started in 2001. In addition, other non-cash compensation expenses that primarily relate to incentive compensation have been included in other operating expenses and, accordingly, operating income.

Net foreign exchange losses for the 2004 third quarter of $1,787,000 consisted of net unrealized losses of $1,435,000 and net realized losses of $352,000, and net foreign exchange gains for the 2003 third quarter of

$3,708,000 consisted of net unrealized gains of $3,212,000 and net realized gains of $496,000. Net foreign exchange losses for the nine months ended September 30, 2004 of $1,603,000 consisted of net unrealized losses of $985,000 and net realized losses of $618,000, and net foreign exchange gains for the nine months ended September 30, 2003 of $6,519,000 consisted of net unrealized gains of $4,859,000 and net realized gains of $1,660,000.

Diluted weighted average shares outstanding, which is used in the calculation of operating income and net income per share, was 5.8 million shares, or 8.5%, higher in the 2004 third quarter than in the 2003 third quarter and 4.6 million shares, or 6.7%, higher for the nine months ended September 30, 2004 than in the 2003 period. Most of the increase in diluted weighted average shares outstanding was due to the issuance of 4.7 million shares in the Company’s March 2004 stock offering. Also contributing were increases in the dilutive effects of stock options and nonvested restricted stock calculated using the treasury stock method. Under such method, the dilutive impact of options and nonvested stock on diluted weighted average shares outstanding fluctuates as the market price of the Company’s common shares changes. In addition, part of the increase resulted from the exercise of stock options during 2003 and 2004 and the vesting of restricted shares.

On September 16, 2004, the Company entered into an agreement (“Credit Agreement”) for a three-year $300 million unsecured revolving loan and letter of credit facility and a three-year $400 million secured letter of credit facility. Borrowings of revolving loans may be made by the Company at a variable rate based on LIBOR or an alternative base rate at the option of the Company. The $300 million unsecured revolving loan is also available for the issuance of unsecured letters of credit up to $100 million for the Company’s U.S.-based reinsurance operations. The Credit Agreement replaced the Company’s former credit agreement which provided for unsecured borrowings of up to $300 million. There were no loans outstanding under the Credit Agreement at September 30, 2004.

At September 30, 2004, the Company’s capital of $2.43 billion consisted of senior notes of $300.0 million, representing 12.4% of the total, and shareholders’ equity of $2.13 billion, representing 87.6% of the total. The increase in the Company’s capital during 2004 of $517.7 million was primarily attributable to the effects of net income for the nine months ended September 30, 2004, net proceeds from the stock offering in March 2004 and the net increase in debt outstanding as a result of the offering of senior notes in May 2004.

The New York Attorney General and others are investigating allegations relating to contingent commission payments, bid-rigging and other practices in the insurance industry. The Company has not been served with any subpoena or complaint in these matters. Since 2002, certain subsidiaries of the Company have entered into some placement service and market service agreements with insurance brokers under which, to date, the Company has paid a total of approximately $19.5 million. While the Company is not presently aware of any of its employees having engaged in any bid-rigging, such as alleged by the New York Attorney General in his complaint against certain brokers with respect to other insurers, the Company has engaged the law firm Cahill Gordon & Reindel LLP to conduct an internal review with respect to these issues as a proactive measure.

The Company will hold a conference call for investors and analysts at 10:00 a.m. Eastern Time on October 29, 2004. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 12:00 p.m. Eastern Time on October 29 through midnight Eastern Time on November 29, 2004. A telephone replay of the conference call also will be available beginning on October 29 at 12:00 p.m. Eastern Time until November 5 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 74029112), and international callers should dial 617-801-6888 (passcode 74029112).

Arch Capital Group Ltd., a Bermuda-based company with over $2.4 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and the Company’s insureds and reinsureds;

•	the Company’s ability to maintain or improve its ratings, which may be affected by the Company’s ability to raise additional equity or debt financings, as well as other factors described herein;

•

general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•

the Company’s ability to successfully integrate new management and operating personnel and to establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in the light of the rapid growth of the Company’s business;

•	the loss of key personnel;

•	the integration of businesses the Company has acquired or may acquire into its existing operations;

•

accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since very limited historical information has been reported to the Company through September 30, 2004;

•

greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by the Company’s insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in the Company’s results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•

losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of the Company’s prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	changes in accounting principles or the application of such principles by accounting firms or regulators;

•

statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers); and

•	rating agency policies and practices.

In addition, other general factors could affect the Company’s results, including: (a) developments in the world’s financial and capital markets and the Company’s access to such markets; (b) changes in regulation or tax laws applicable to the Company, its subsidiaries, brokers or customers, including, without limitation, any such changes resulting from the recent investigations and inquiries by the New York Attorney General and others relating to the insurance brokerage industry and any attendant litigation; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of operating income, which is defined as net income or loss before extraordinary items, excluding net realized gains or losses, net foreign exchange gains or losses, other income or loss, reversal of deferred tax asset valuation allowances and non-cash compensation, net of income taxes. The Company believes that net realized gains or losses, net foreign exchange gains or losses, other income or loss, reversal of deferred tax asset valuation allowances and non-cash compensation for any particular period are not indicative of the performance of, or trends in, the Company’s business performance. This presentation is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

Extraordinary items have been excluded from the non-GAAP financial measure due to their non-recurring nature. In addition, although net realized gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. Due to these reasons, the Company excludes net realized gains or losses and net foreign exchange gains or losses from the calculation of operating income. Other income or loss is generated by certain of the Company’s privately held securities which are accounted for under the equity method of accounting and, for the nine months ended September 30, 2004, the one-time write down of the carrying value of the Company’s merchant banking subsidiary, Hales & Company Inc., which was sold in October 2004. Under equity method accounting, the Company records a proportionate share of the investee company’s net income or loss based on its ownership percentage in such investment. As this is a non-cash item which fluctuates based on the underlying results of the investee companies, the Company excludes other income from the calculation of operating income. With respect to non-cash compensation, since these charges, in large part, relate to the Company’s capital raising activities during 2001 and the new underwriting initiative, the Company has excluded such charges from operating income. Non-cash compensation also does not have any impact on the Company’s shareholders’ equity.

The Company believes that showing net income exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies who follow the Company and the insurance industry as a whole exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues
Net premiums written	$743,229	$774,167	$2,304,463	$2,111,032
Increase in unearned premiums	(7,821)	(165,211)	(137,830)	(588,769)
Net premiums earned	735,408	608,956	2,166,633	1,522,263
Net investment income	40,752	20,542	98,136	58,752
Net realized gains	13,503	11,366	20,083	21,454
Fee income	5,853	5,489	14,151	16,099
Other income (loss)	95	546	(3,248)	2,271
Total revenues	795,611	646,899	2,295,755	1,620,839

Expenses
Losses and loss adjustment expenses	561,602	391,974	1,428,111	986,435
Acquisition expenses	137,480	115,851	427,225	289,623
Other operating expenses	70,331	47,202	195,579	119,276
Interest expense	6,334	—	12,350	—
Net foreign exchange losses (gains)	1,787	(3,708)	1,603	(6,519)
Non-cash compensation	2,330	3,899	7,724	11,661
Total expenses	779,864	555,218	2,072,592	1,400,476

Income Before Income Taxes and Extraordinary Item	15,747	91,681	223,163	220,363

Income tax (benefit) expense	(2,282)	9,910	13,397	24,322

Income Before Extraordinary Item	18,029	81,771	209,766	196,041

Extraordinary gain – excess of fair value of net assets acquired over cost (net of $0 income tax)	—	816	—	816

Net Income	$18,029	$82,587	$209,766	$196,857

Net Income Per Share Data
Basic:
Income before extraordinary item	$0.55	$3.12	$6.82	$7.50
Extraordinary gain	—	$0.03	—	$0.03
Net income	$0.55	$3.15	$6.82	$7.53

Diluted:
Income before extraordinary item	$0.25	$1.21	$2.91	$2.90
Extraordinary gain	—	$0.01	—	$0.01
Net income	$0.25	$1.22	$2.91	$2.91

Weighted Average Shares Outstanding
Basic	32,985,085	26,255,775	30,770,428	26,153,718
Diluted	73,547,450	67,774,722	72,090,798	67,539,330

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	September 30, 2004	December 31, 2003
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: 2004, $5,049,129; 2003, $3,363,193)	$5,095,952	$3,398,424
Short-term investments available for sale, at fair value (amortized cost: 2004, $138,263; 2003, $228,816)	138,260	229,348
Privately held securities (cost: 2004, $17,937; 2003, $27,632)	23,292	32,476
Total investments	5,257,504	3,660,248
Cash	92,763	56,899
Accrued investment income	49,706	30,316
Premiums receivable	601,220	477,032
Funds held by reinsureds	203,818	211,944
Unpaid losses and loss adjustment expenses recoverable	623,317	409,451
Paid losses and loss adjustment expenses recoverable	20,231	18,549
Prepaid reinsurance premiums	260,332	236,061
Goodwill and intangible assets	31,423	35,882
Deferred income tax assets, net	43,443	33,979
Deferred acquisition costs, net	304,454	275,696
Other assets	170,317	139,264
Total Assets	$7,658,528	$5,585,321

Liabilities
Reserve for losses and loss adjustment expenses	$3,229,783	$1,951,967
Unearned premiums	1,565,097	1,402,998
Reinsurance balances payable	126,387	117,916
Senior notes	300,000	—
Revolving credit agreement borrowings	—	200,000
Deposit accounting liabilities	55,277	25,762
Other liabilities	253,530	175,949
Total Liabilities	5,530,074	3,874,592

Commitments and Contingencies

Shareholders’ Equity
Preference shares ($0.01 par value, 50,000,000 shares authorized, issued: 2004, 37,348,150; 2003, 38,844,665)	373	388
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2004, 34,737,693; 2003, 28,200,372)	347	282
Additional paid-in capital	1,555,284	1,361,267
Deferred compensation under share award plan	(12,262)	(15,004)
Retained earnings	537,729	327,963
Accumulated other comprehensive income, net of deferred income tax	46,983	35,833
Total Shareholders’ Equity	2,128,454	1,710,729
Total Liabilities and Shareholders’ Equity	$7,658,528	$5,585,321

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2004	2003
Preference Shares
Balance at beginning of year	$388	$388
Converted to common shares	(15)	—
Balance at end of period	373	388

Common Shares
Balance at beginning of year	282	277
Common shares issued	50	4
Converted from preference shares	15	—
Balance at end of period	347	281

Additional Paid-in Capital
Balance at beginning of year	1,361,267	1,347,165
Common shares issued	189,542	5,666
Exercise of stock options	5,430	6,068
Common shares retired	(3,019)	(794)
Other	2,064	1,227
Balance at end of period	1,555,284	1,359,332

Deferred Compensation Under Share Award Plan
Balance at beginning of year	(15,004)	(25,290)
Restricted common shares issued	(7,395)	(4,762)
Deferred compensation expense recognized	10,137	11,973
Balance at end of period	(12,262)	(18,079)

Retained Earnings
Balance at beginning of year	327,963	47,372
Net income	209,766	196,857
Balance at end of period	537,729	244,229

Accumulated Other Comprehensive Income
Balance at beginning of year	35,833	41,332
Change in unrealized appreciation in value of investments, net of deferred income tax	12,735	8,756
Foreign currency translation adjustments	(1,585)	—
Balance at end of period	46,983	50,088

Total Shareholders’ Equity	$2,128,454	$1,636,239

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(U.S. dollars in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2004	2003

Comprehensive Income
Net income	$209,766	$196,857
Other comprehensive income, net of deferred income tax Unrealized appreciation in value of investments:
Unrealized holding gains arising during period	28,948	28,071
Reclassification of net realized investment gains, net of income taxes, included in net income	(16,213)	(19,315)
Foreign currency translation adjustments	(1,585)	—
Other comprehensive income	11,150	8,756
Comprehensive Income	$220,916	$205,613

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2004	2003
Operating Activities
Net income	$209,766	$196,857
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains	(19,570)	(21,454)
Other loss (income)	3,248	(2,271)
Non-cash compensation	11,719	12,873
Excess of fair value of net assets acquired over cost	—	(816)
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	1,063,950	820,862
Unearned premiums, net of prepaid reinsurance premiums	137,828	588,769
Premiums receivable	(124,188)	(252,421)
Deferred acquisition costs, net	(28,758)	(132,810)
Funds held by reinsureds	8,126	(126,551)
Reinsurance balances payable	8,471	21,740
Accrued investment income	(19,390)	(5,986)
Paid losses and loss adjustment expenses recoverable	(1,682)	(8,441)
Deferred income tax asset	(8,285)	(1,934)
Deposit accounting liabilities	29,515	17,903
Other liabilities	68,202	47,129
Other items, net	13,537	(7,360)
Net Cash Provided By Operating Activities	1,352,489	1,146,089

Investing Activities
Purchases of fixed maturity investments	(5,260,351)	(3,595,697)
Sales of fixed maturity investments	3,566,717	2,099,515
Sales of equity securities	13,332	7,801
Net sales of short-term investments	99,062	134,119
Acquisitions, net of cash	—	(11,774)
Purchases of furniture, equipment and other	(13,809)	(19,930)
Net Cash Used For Investing Activities	(1,595,049)	(1,385,966)

Financing Activities
Proceeds from common shares issued	183,775	4,843
Proceeds from issuance of senior notes	296,442	—
(Repayment of) proceeds from revolving credit agreement borrowings	(200,000)	200,000
Repurchase of common shares	(1,525)	(795)
Net Cash Provided By Financing Activities	278,692	204,048
Effects of exchange rate changes on foreign currency cash	(268)	—
Increase (decrease) in cash	35,864	(35,829)
Cash beginning of year	56,899	91,717
Cash end of period	$92,763	$55,888
Income taxes paid, net	$25,304	$28,399
Interest paid	$1,967	—

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

The following table provides information on the Company’s investing activities, including investment income yield (net of investment expenses), average duration and average credit quality.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
Investment income yield (at amortized cost)	2004	2003	2004	2003

Pre-tax	3.2%	2.8%	2.9%	3.0%
After-tax	3.1%	2.5%	2.7%	2.7%

	(Unaudited)
Fixed maturities and short-term investments	September 30, 2004		December 31, 2003

Average duration (in years)	3.7		2.0
Average credit quality (Standard & Poors)	AA	+	AA	+
Average yield to maturity (book yield)	3.4%		2.5%

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Annualized operating return on average equity (1)	NM	17.5%	14.1%	15.6%

(1)          Annualized operating return on average equity, a non-GAAP measure, equals annualized operating income divided by average shareholders’ equity (calculated using the beginning and ending values during the period). See “Comment on Regulation G” above. Annualized operating return on average equity based on the 2004 third quarter results is not meaningful due to the significant level of catastrophic activity in the period.

Segment Information

The Company classifies its businesses into two underwriting segments — reinsurance and insurance — and a corporate and other segment (non-underwriting). The Company’s reinsurance and insurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The reinsurance segment, or division, consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include: casualty; casualty clash; marine and aviation; non-traditional; other specialty; property catastrophe; and property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata).

The insurance segment, or division, consists of the Company’s insurance underwriting subsidiaries which primarily write on a direct basis. The insurance segment consists of eight product lines, including: casualty; construction and surety; executive assurance; healthcare; professional liability; programs; property, marine and aviation; and other (primarily non-standard auto, collateralized protection business and certain programs).

The corporate and other segment (non-underwriting) includes net investment income, other fee income, other income or losses, other expenses incurred by the Company, net realized gains or losses, net foreign exchange gains or losses and non-cash compensation.  The corporate and other segment also includes the results of the Company’s merchant banking operations.

The following tables set forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income:

	(Unaudited)
	Three Months Ended September 30, 2004
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$412,355	$552,608	$927,658
Net premiums written	394,495	348,734	743,229

Net premiums earned	$403,113	$332,295	$735,408
Policy-related fee income	—	4,915	4,915
Other underwriting-related fee income	184	635	819
Losses and loss adjustment expenses	(329,451)	(232,151)	(561,602)
Acquisition expenses, net	(101,622)	(35,858)	(137,480)
Other operating expenses	(11,562)	(54,264)	(65,826)
Underwriting (loss) income	$(39,338)	$15,572	(23,766)

Net investment income			40,752
Net realized gains			13,503
Other fee income, net of related expenses			119
Other income			95
Other expenses			(4,505)
Interest expense			(6,334)
Net foreign exchange losses			(1,787)
Non-cash compensation			(2,330)
Income before income taxes			15,747
Income tax benefit			2,282

Net income			$18,029

Underwriting Ratios
Loss ratio	81.7%	69.9%	76.4%
Acquisition expense ratio (2)	25.2%	9.3%	18.0%
Other operating expense ratio	2.9%	16.3%	9.0%
Combined ratio	109.8%	95.5%	103.4%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited)
	Three Months Ended September 30, 2003
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$411,443	$558,863	$928,243
Net premiums written	397,418	376,749	774,167

Net premiums earned	$348,883	$260,073	$608,956
Policy-related fee income	—	3,583	3,583
Other underwriting-related fee income	1,369	—	1,369
Losses and loss adjustment expenses	(223,419)	(168,555)	(391,974)
Acquisition expenses, net	(79,011)	(36,840)	(115,851)
Other operating expenses	(8,862)	(33,654)	(42,516)
Underwriting income	$38,960	$24,607	63,567

Net investment income			20,542
Net realized gains			11,366
Other fee income, net of related expenses			537
Other income			546
Other expenses			(4,686)
Net foreign exchange gains			3,708
Non-cash compensation			(3,899)
Income before income taxes and extraordinary item			91,681
Income tax expense			(9,910)

Income before extraordinary item			81,771
Extraordinary gain, net of $0 income tax			816

Net income			$82,587

Underwriting Ratios
Loss ratio	64.0%	64.8%	64.4%
Acquisition expense ratio (2)	22.6%	12.8%	18.4%
Other operating expense ratio	2.5%	12.9%	7.0%
Combined ratio	89.1%	90.5%	89.8%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited) Nine Months Ended September 30, 2004
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$1,361,081	$1,499,693	$2,753,769
Net premiums written	1,309,654	994,809	2,304,463

Net premiums earned	$1,165,037	$1,001,596	$2,166,633
Policy-related fee income	—	12,308	12,308
Other underwriting-related fee income	560	1,059	1,619
Losses and loss adjustment expenses	(767,747)	(660,364)	(1,428,111)
Acquisition expenses, net	(307,015)	(120,210)	(427,225)
Other operating expenses	(31,213)	(152,047)	(183,260)
Underwriting income	$59,622	$82,342	141,964

Net investment income			98,136
Net realized gains			20,083
Other fee income, net of related expenses			224
Other income (loss)			(3,248)
Other expenses			(12,319)
Interest expense			(12,350)
Net foreign exchange losses			(1,603)
Non-cash compensation			(7,724)
Income before income taxes			223,163
Income tax expense			(13,397)

Net income			$209,766

Underwriting Ratios
Loss ratio	65.9%	65.9%	65.9%
Acquisition expense ratio (2)	26.4%	10.8%	19.2%
Other operating expense ratio	2.7%	15.2%	8.5%
Combined ratio	95.0%	91.9%	93.6%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited) Nine Months Ended September 30, 2003
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$1,311,142	$1,283,776	$2,464,348
Net premiums written	1,268,374	842,658	2,111,032

Net premiums earned	$932,334	$589,929	$1,522,263
Policy-related fee income	—	10,358	10,358
Other underwriting-related fee income	5,097	—	5,097
Losses and loss adjustment expenses	(591,131)	(395,304)	(986,435)
Acquisition expenses, net	(217,379)	(72,244)	(289,623)
Other operating expenses	(22,644)	(86,145)	(108,789)
Underwriting income	$106,277	$46,594	152,871

Net investment income			58,752
Net realized gains			21,454
Other fee income, net of related expenses			644
Other income			2,271
Other expenses			(10,487)
Net foreign exchange gains			6,519
Non-cash compensation			(11,661)
Income before income taxes and extraordinary item			220,363
Income tax expense			(24,322)

Income before extraordinary item			196,041
Extraordinary gain, net of $0 income tax			816

Net income			$196,857

Underwriting Ratios
Loss ratio	63.4%	67.0%	64.8%
Acquisition expense ratio (2)	23.3%	10.5%	18.3%
Other operating expense ratio	2.4%	14.6%	7.1%
Combined ratio	89.1%	92.1%	90.2%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

The following tables set forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited) Three Months Ended September 30,
	2004		2003
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$222,448	56.4%	$174,945	44.0%
Property excluding property catastrophe	57,943	14.7%	76,996	19.4%
Other specialty	51,792	13.1%	107,638	27.1%
Marine and aviation	23,263	5.9%	14,548	3.7%
Property catastrophe	23,052	5.8%	21,872	5.5%
Non-traditional	13,692	3.5%	(231)	(0.1)%
Casualty clash	2,305	0.6%	1,650	0.4%
Total	$394,495	100.0%	$397,418	100.0%

Net premiums earned
Casualty	$212,371	52.7%	$123,840	35.5%
Property excluding property catastrophe	68,654	17.0%	81,645	23.4%
Other specialty	64,047	15.9%	83,984	24.1%
Marine and aviation	26,195	6.5%	18,333	5.2%
Property catastrophe	23,357	5.8%	24,408	7.0%
Non-traditional	5,320	1.3%	14,010	4.0%
Casualty clash	3,169	0.8%	2,663	0.8%
Total	$403,113	100.0%	$348,883	100.0%

Net premiums written
Pro rata	$288,349	73.1%	$324,839	81.7%
Excess of loss	106,146	26.9%	72,579	18.3%
Total	$394,495	100.0%	$397,418	100.0%

Net premiums earned
Pro rata	$298,309	74.0%	$256,766	73.6%
Excess of loss	104,804	26.0%	92,117	26.4%
Total	$403,113	100.0%	$348,883	100.0%

Net premiums written by client location
North America	$219,842	55.7%	$233,577	58.8%
Europe	86,769	22.0%	124,435	31.3%
Bermuda	66,515	16.9%	26,711	6.7%
Asia and Pacific	5,099	1.3%	1,273	0.3%
Other	16,270	4.1%	11,422	2.9%
Total	$394,495	100.0%	$397,418	100.0%

	(Unaudited) Nine Months Ended September 30,
	2004		2003
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$674,624	51.5%	$480,769	37.9%
Property excluding property catastrophe	232,519	17.8%	258,844	20.4%
Other specialty	200,323	15.3%	311,579	24.6%
Property catastrophe	94,276	7.2%	93,982	7.4%
Marine and aviation	65,973	5.0%	60,318	4.8%
Non-traditional	31,171	2.4%	51,352	4.0%
Casualty clash	10,768	0.8%	11,530	0.9%
Total	$1,309,654	100.0%	$1,268,374	100.0%

Net premiums earned
Casualty	$554,724	47.6%	$314,448	33.7%
Other specialty	223,962	19.2%	204,572	21.9%
Property excluding property catastrophe	210,329	18.1%	213,396	22.9%
Property catastrophe	73,968	6.4%	81,653	8.8%
Marine and aviation	68,658	5.9%	55,604	6.0%
Non-traditional	24,842	2.1%	52,461	5.6%
Casualty clash	8,554	0.7%	10,200	1.1%
Total	$1,165,037	100.0%	$932,334	100.0%

Net premiums written
Pro rata	$899,767	68.7%	$882,379	69.6%
Excess of loss	409,887	31.3%	385,995	30.4%
Total	$1,309,654	100.0%	$1,268,374	100.0%

Net premiums earned
Pro rata	$862,531	74.0%	$635,974	68.2%
Excess of loss	302,506	26.0%	296,360	31.8%
Total	$1,165,037	100.0%	$932,334	100.0%

Net premiums written by client location
North America	$800,581	61.1%	$785,006	61.9%
Europe	323,450	24.7%	355,099	28.0%
Bermuda	129,922	9.9%	75,008	5.9%
Asia and Pacific	22,970	1.8%	23,796	1.9%
Other	32,731	2.5%	29,465	2.3%
Total	$1,309,654	100.0%	$1,268,374	100.0%

The following tables set forth the insurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited) Three Months Ended September 30,
	2004		2003
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$67,250	19.3%	$68,788	18.3%
Programs	62,327	17.9%	116,172	30.8%
Property, marine and aviation	48,886	14.0%	42,770	11.3%
Construction and surety	45,799	13.1%	53,374	14.2%
Professional liability	45,763	13.1%	28,850	7.7%
Executive assurance	31,342	9.0%	34,817	9.2%
Healthcare	18,036	5.2%	9,855	2.6%
Other	29,331	8.4%	22,123	5.9%
Total	$348,734	100.0%	$376,749	100.0%

Net premiums earned
Programs	$72,239	21.7%	$81,712	31.4%
Casualty	57,687	17.4%	46,660	17.9%
Professional liability	45,406	13.7%	21,428	8.2%
Construction and surety	45,264	13.6%	25,672	9.9%
Property, marine and aviation	39,446	11.9%	27,730	10.7%
Executive assurance	29,873	9.0%	24,380	9.4%
Healthcare	14,676	4.4%	10,900	4.2%
Other	27,704	8.3%	21,591	8.3%
Total	$332,295	100.0%	$260,073	100.0%

Net premiums written by client location
North America	$338,029	96.9%	$368,308	97.8%
Other	10,705	3.1%	8,441	2.2%
Total	$348,734	100.0%	$376,749	100.0%

	(Unaudited) Nine Months Ended September 30,
	2004		2003
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Programs	$244,304	24.6%	$263,748	31.3%
Casualty	183,509	18.5%	169,115	20.1%
Professional liability	125,814	12.6%	77,538	9.2%
Property, marine and aviation	114,409	11.5%	77,511	9.2%
Construction and surety	111,787	11.2%	95,588	11.3%
Executive assurance	89,357	9.0%	80,583	9.6%
Healthcare	41,830	4.2%	24,656	2.9%
Other	83,799	8.4%	53,919	6.4%
Total	$994,809	100.0%	$842,658	100.0%

Net premiums earned
Programs	$262,806	26.2%	$182,872	31.0%
Casualty	170,028	17.0%	108,671	18.4%
Construction and surety	136,436	13.6%	51,402	8.7%
Professional liability	117,822	11.8%	44,555	7.6%
Property, marine and aviation	107,800	10.8%	57,349	9.7%
Executive assurance	92,284	9.2%	59,509	10.1%
Healthcare	38,342	3.8%	26,797	4.5%
Other	76,078	7.6%	58,774	10.0%
Total	$1,001,596	100.0%	$589,929	100.0%

Net premiums written by client location
North America	$965,939	97.1%	$825,939	98.0%
Other	28,870	2.9%	16,719	2.0%
Total	$994,809	100.0%	$842,658	100.0%

Discussion of 2004 Third Quarter Performance

The reinsurance division incurred an underwriting loss of $39.3 million for the 2004 third quarter, compared to underwriting income of $39.0 million for the 2003 third quarter. The combined ratio for the reinsurance division was 109.8% for the 2004 third quarter, compared to 89.1% for the 2003 third quarter. The reinsurance division incurred estimated pre-tax net losses, after reinsurance, related to Hurricanes Charley, Frances, Ivan and Jeanne and Typhoon Songda of $111.7 million in the 2004 third quarter. Before reinsurance, such estimated losses were $143.4 million.

Gross premiums written for the reinsurance division were $412.4 million for the 2004 third quarter, compared to $411.4 million for the 2003 third quarter, as increases in international casualty, U.S. regional property and non-traditional business were partially offset by decreases in other specialty and non-U.S. property business . Net premiums earned for the reinsurance division increased to $403.1 million for the 2004 third quarter, compared to $348.9 million for the 2003 third quarter, reflecting an increased contribution from casualty business. Net premiums earned reflect period to period changes in net premiums written, including the mix and type of business.

The reinsurance division’s loss ratio was 81.7% for the 2004 third quarter, compared to 64.0% for the 2003 third quarter. The loss ratio for the 2004 third quarter reflects $109.9 million related to the catastrophic activity noted above, compared to approximately $19.9 million in losses related to catastrophic activity in the 2003 third quarter. The net increase in catastrophic activity in the 2004 third quarter accounts for 22.3 points of the increase in the 2004 third quarter loss ratio. The loss ratio for the 2004 third quarter also reflects estimated net favorable development in prior year reserves of $13.1 million, or a 3.3 point reduction in the loss ratio.

In addition, in its reserving process in 2002 and 2003, the reinsurance division recognized that there is a possibility that the assumptions made could prove to be inaccurate due to several factors primarily related to the start up nature of its operations. Due to the availability of additional data, and based on reserve analyses, the reinsurance division determined that it was no longer necessary to continue to include such factors in the reserving process. This resulted in a decline of 1.3 points in the loss ratio from the 2003 third quarter to the 2004 third quarter.

The reinsurance division’s acquisition expense ratio for the 2004 third quarter was 25.2%, compared to 22.6% for the 2003 third quarter. The increase was primarily due to movements in the reinsurance division’s non-traditional business. The other operating expense ratio increased to 2.9% for the 2004 third quarter, compared to 2.5% for the 2003 third quarter, reflecting additional expenses incurred in 2004 as a result of the continued development of the reinsurance division’s operating platform.

The insurance division’s underwriting income was $15.6 million for the 2004 third quarter, compared to $24.6 million for the 2003 third quarter. The insurance division’s combined ratio was 95.5% for the 2004 third quarter, compared to 90.5% for the 2003 third quarter. The insurance division incurred estimated pre-tax net losses, after reinsurance, related to Hurricanes Charley, Frances, Ivan and Jeanne of $40.2 million in the 2004 third quarter. Before reinsurance, such losses were estimated at $89.4 million.

Gross premiums written for the insurance division were $552.6 million for the 2004 third quarter, compared to $558.9 million for the 2003 third quarter. Net premiums written for the insurance division were $348.7 million for the 2004 third quarter, compared to $376.7 million for the 2003 third quarter. The decrease in net premiums written in the 2004 third quarter was primarily due to a reduction in program business in 2004 as a result of the non-renewal of certain programs. In addition, decreases in the insurance division’s executive assurance and the excess casualty component of its casualty business were in response to market conditions while construction and surety volume was down due to the elimination of a distribution arrangement in 2004. Such decreases were offset by continued growth in the primary casualty and property, marine and aviation lines. The insurance division entered into a reinsurance agreement to cede 30% of certain program business with effective dates subsequent to March 31, 2004, which reduced 2004 third quarter net premiums written by $6.2 million. Net premiums earned for the insurance division increased to $332.3 million for the 2004 third quarter, compared to $260.1 million for the 2003 third quarter. Net premiums earned reflect period to period changes in net premiums written, including the mix of business.

The insurance division’s loss ratio for the 2004 third quarter was 69.9%, compared to 64.8% for the 2003 third quarter. The loss ratio for the 2004 third quarter reflects $40.2 million, or a 12.1 point increase in the loss ratio, related to the hurricane activity noted above, partially offset by estimated net favorable development in prior year reserves of $7.8 million, or a 2.3 point reduction in the loss ratio. The remainder of the change in the loss ratio compared to the 2003 third quarter primarily resulted from better experience in the portion of our property business not impacted by catastrophic activity.

The acquisition expense ratio for the insurance division is calculated net of certain policy-related fee income and is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis. The acquisition expense ratio was 9.3% for the 2004 third quarter (net of 1.5 points of policy-related fee income), compared to 12.8% for the 2003 third quarter (net of 1.4 points of policy-related fee income). The acquisition expense ratio in the 2004 third quarter decreased from the 2003 third quarter as the percentage of ceded business was higher in the 2004 period and the contribution of program business (which operates at a higher acquisition expense ratio) was lower in the 2004 period. The insurance division’s other operating expense ratio for the 2004 third quarter was 16.3%, compared to 12.9% for the 2003 third quarter, reflecting additional expenses incurred in 2004 as a result of the continued development of the insurance division’s operating platform.

Calculation of Book Value Per Share

The following book value per share calculations are based on shareholders’ equity of $2.13 billion and $1.71 billion at September 30, 2004 and December 31, 2003, respectively. The shares and per share numbers set forth below exclude the effects of stock options and Class B warrants.

	(Unaudited)
	September 30, 2004		December 31, 2003
	Outstanding Shares	Cumulative Book Value Per Share	Outstanding Shares	Cumulative Book Value Per Share
Common shares (1)	34,737,693	$38.69	28,200,372	$31.74
Series A convertible preference shares	37,348,150		38,844,665
Total	72,085,843	$29.53	67,045,037	$25.52

(1) Book value per common share at September 30, 2004 and December 31, 2003 was determined by dividing (i) the difference between total shareholders’ equity and the aggregate liquidation preference of the Series A convertible preference shares of $784.3 million and $815.7 million, respectively, by (ii) the number of common shares outstanding. Restricted common shares are included in the number of common shares outstanding as if such shares were issued on the date of grant.

Pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion (the “Subscription Agreement”), in November 2005, there will be a calculation of a final adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.